UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2004

Date of Report (Date of earliest event reported)

THE SANDS REGENT

(Exact name of registrant as specified in its charter)

Nevada	0-14050	88-0201135
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave.

Reno, Nevada 89501

(Address of principal executive offices) (Zip Code)

(775) 348-2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Definitive Agreement.

On November 1, 2004, at the annual meeting of stockholders, the stockholders of The Sands Regent (the “Company”) approved the Sands Regent 2004 Equity Incentive Plan (the “Plan”) that provides for the grant of equity awards to independent members of the board, employees and consultants.

A summary of the principal provisions of the Plan is set forth below. The summary is qualified by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1.

Administration

The board of directors will administer the Plan as to participation in the Plan by members of the board of directors. As to all other participants, the Plan generally will be administered by the Compensation and Governance Committee of the board of directors. The administrator will have full authority to establish rules and regulations for the proper administration of the Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award, the price to be paid, if any, and the other terms and conditions of the awards. The administrator may modify outstanding awards as provided in the Plan.

Limitation on Awards and Shares Available

There are 500,000 shares of common stock of the Company, par value $0.10 per share, available for issuance under the Plan. The maximum number of shares of common stock that may be subject to one or more awards granted to a participant during a one-year period (measured from the date of any grant) is 200,000 shares.

Awards

The Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, deferred stock, restricted stock units, stock payment awards, other stock-based awards, and performance-based awards to eligible individuals. The terms of the awards are subject to the provisions in the award agreement, consistent with the terms of the Plan.

The exercise price of a stock option shall not be less than the fair market value of the Company’s common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted. The administrator is authorized to grant awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan enumerates certain performance criteria that may be used in granting such awards.

Amendment and Termination

The administrator may terminate, amend, or modify the Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable (i) to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares available under the Plan, or (iii) to permit the administrator to extend the exercise period for an option beyond ten years from the date of grant.

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In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option is granted, and, except as permitted by the Plan in Article 10 dealing with changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

Miscellaneous

The Plan also contains provisions with respect to the treatment of awards upon sale of the Company, transferability of awards, tax withholding requirements, and term of the plan, which is ten (10) years from its effective date. Various other terms, conditions and limitations apply, as further described in the Plan.

Item 9.01. Financial Statements and Exhibits.

10.1	The Sands Regent 2004 Equity Incentive Plan.

EXHIBIT INDEX

Exhibit Number	Description
10.1	The Sands Regent 2004 Equity Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2004	By:	/s/ Ferenc B. Szony
Ferenc B. Szony
President and Chief Executive Officer

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